Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

B&G Foods, Inc.:

We consent to the incorporation by reference in the registration statements (Registration Nos. 333‑150903 and 333‑168845) on Form S‑8 and (Registration Nos. 333-212975 and 333-191624) on Form S‑3 of B&G Foods, Inc. of our reports dated March 1, 2017, with respect to the consolidated balance sheets of B&G Foods, Inc. and subsidiaries as of December 31, 2016 and January 2, 2016 and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2016, January 2, 2016 and January 3, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of B&G Foods, Inc.

Our report dated March 1, 2017, on the effectiveness of B&G Foods, Inc.’s internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of B&G Foods, Inc.’s internal control over financial reporting as of December 31, 2016, the spices & seasonings and Victoria businesses’ internal control over financial reporting representing 16.1% of total assets and 2.3% of total net sales included in the consolidated financial statements of B&G Foods, Inc. and subsidiaries as of and for the fiscal year ended December 31, 2016. Our audit of internal control over financial reporting of B&G Foods, Inc. also excluded an evaluation of the internal control over financial reporting of the spices & seasonings and Victoria businesses.

/s/ KPMG LLP

Short Hills, New Jersey

March 1, 2017